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                                                                   EXHIBIT 10.36

                                NATCO GROUP INC.
                           CHANGE IN CONTROL AGREEMENT

         THIS AGREEMENT is entered into this 7th day of June, 2003 by and between NATCO GROUP INC., a Delaware corporation (the "Company"), and Richard W. FitzGerald (the "Executive").

         WHEREAS, the Company's Board of Directors (the "Board") has determined that it is in the best interests of the Company and its stockholders to ensure that the Company and its affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive's employment in certain circumstances, including following a Change in Control as defined herein. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive's employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ the Executive.

         NOW, THEREFORE, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement with the Executive, and it is hereby agreed as follows:

1. Definitions. For purposes of this Agreement, the following terms will have the following meanings unless otherwise expressly provided in this
Agreement:

         (a)      Board. "Board" means the Board of Directors of the Company.

         (b)      Cause. "Cause" means:

                  (i) the Executive's willful and continued failure to substantially perform the Executive's duties with the Company or its affiliates (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed his or her duties;

                  (ii) the final conviction of the Executive of, or an entering of a guilty plea or a plea of no contest by the Executive, to a felony or of a misdemeanor involving moral turpitude; or

                  (iii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

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                           For purposes of this definition, no act or failure to
                           act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliates.

         (c) Change in Control. A "Change in Control" means the occurrence of any one of the following events:

                  (i) the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity);

                  (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity;

                  (iii)    the Company is to be dissolved and liquidated;

                  (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power); or

                  (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board.

         (d) Date of Termination means the date specified in a Notice of Termination pursuant to paragraph 3 hereof, or the Executive's last date as an active employee of the Company and its affiliates before a termination of employment due to death, Disability, or other reason, as the case may be.

         (e) Director. "Director" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date of this Agreement or who is elected to the Board after such date.

         (f) Disability. "Disability" means the Executive's total and permanent disability as defined under the terms of the Company's long-term disability plan in effect on the Date of Termination.

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         (g)      Effective Period.  The "Effective Period" means the 24-month period following any Change in Control.

         (h) Good Reason. "Good Reason" means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

                  (i) the assignment to the Executive of any duties inconsistent with the Executive's position, including any material change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Executive's employer promptly after receipt of notice thereof given by the Executive;

                  (ii) a reduction by the Company or the Executive's employer of the Executive's base salary;

                  (iii) the relocation of the Executive's office to a location more than 35 miles from its location as of the Commencement Date;

                  (iv) following a Change in Control, unless a plan providing a substantially similar compensation or benefit is substituted, (A) the failure by the Company or any of its affiliates or successors to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating prior to the Change in Control, or (B) the taking of any action by the Company or any of its affiliates or successors which would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit; or

                  (v) following a Change in Control, the failure of the Company or the affiliate of the Company by which the Executive is employed, or any affiliate which directly or indirectly owns or controls any affiliate by which the Executive is employed, to obtain the assumption in writing of the Company's obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company or such affiliate within fifteen (15) days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company or such affiliate.

                  (vi) any purported termination of the Executive's employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 3 hereof; and for purposes of this Agreement, no such purported termination shall be effective.

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                           For purposes of this Agreement, any determination of
                           "Good Reason" made by the Executive in good faith based upon his reasonable belief and understanding shall be conclusive.

         (i) Person. "Person" means any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, individual or other entity.

2. Term. The term ("Term") of this Agreement shall commence on the date first above written (the "Commencement Date") and, unless terminated earlier as provided hereunder, shall continue through the third anniversary of the Commencement Date (the "Termination Date"); provided, however, that commencing on the anniversary of the Commencement Date (the "Extension Date") and on each subsequent Extension Date each year thereafter, the term of this Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such Extension Date, the Company shall have given notice that it does not wish to extend this Agreement. Upon the occurrence of a Change in Control during the term of this Agreement, including any extensions thereof, this Agreement shall automatically be extended until the end of the Effective Period and may not be terminated by the Company during such time.

3.       Notice of Termination.

         (a) Any termination of the Executive's employment by the Company, or by any affiliate of the Company by which the Executive is employed, for Cause, or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with paragraph 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" for termination of employment for Cause or for Good Reason means a written notice which (i) is given at least thirty
         (30) days prior to the Date of Termination; (ii) indicates the specific termination provision in this Agreement relied upon, (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iv) specifies the employment termination date; and (v) allows the recipient of the Notice of Termination at least thirty (30) days to cure the act or omission relied upon in the Notice of Termination. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

         (b) A Termination of Employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in paragraph 1(b) hereof, and specifying the particulars of such conduct.

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         (c)      A Termination of Employment of the Executive will not be
         deemed to be for Good Reason unless the Executive gives the Notice of Termination provided for herein within twelve (12) months after the Executive has actual knowledge of the act or omission of the Company constituting such Good Reason.

4. Obligations of the Company Upon Termination of Executive's Employment Following a Change in Control

         (a) If, during the Effective Period, the Company terminates the Executive's employment other than for Cause or the Executive terminates employment with the Company for Good Reason, the Company will pay the following to the Executive as soon as practicable following the Date of Termination, but in no event later than thirty (30) days, or such period otherwise specifically provided, thereafter:

                  (i) cash in the amount of the Executive's annual base salary through the Date of Termination to the extent not theretofore paid, including amounts due for accrued but unused vacation time;

                  (ii) cash in the amount of the annual bonus earned by the Executive through the Date of Termination based on the Company's performance through such date and prorationed by multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365, payable no later than sixty (60) days following the Date of Termination;

                  (iii) cash in an amount equal to the Executive's annual base salary at the greater of (A) the rate in effect at the time Notice of Termination is given or (B) the rate in effect immediately preceding the Change in Control, payable in a lump sum;

                  (iv) a lump sum cash amount equal to the product of two times the target annual bonus at the greater of (A) the target annual bonus in effect at the time Notice of Termination is given or (B) the target annual bonus in effect immediately preceding the Change in Control;

                  (v) the continuation of the provision of health insurance, dental insurance and life insurance benefits for a period of two years following the Date of Termination to the Executive and the Executive's family at least equal to and to the same extent as those which would have been provided to them in accordance with the plans, programs, practices and policies of the Company as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Period or on the Date of Termination, at the election of the Executive; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other

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                           welfare benefits described herein will be secondary
                           to those provided under such other plan during such applicable period of eligibility.

         (b) "Compensation" Under Retirement Plans. Any and all amounts paid under this Agreement in the amount of or otherwise in respect of the Executive's annual base salary and bonuses, whether or not deferred under a deferred compensation plan or program, are intended to be and will be "Compensation" for purposes of determining Compensation under any and all retirement plans sponsored or maintained by the Company or by any affiliate controlled by the Company.

         (c) Deferred Bonus Under Natco Group Inc. Target Bonus Plan. The benefits provided under this paragraph 4 are intended to be in addition to and separate from any and all bonus compensation amounts earned under the Natco Group Inc. Target Bonus Plan ("Target Bonus Plan") the payment of which has been deferred under the terms of the Target Bonus Plan. Any and all such deferred bonus compensation shall be payable at the time and in the manner provided for (or elected) under the terms of the Target Bonus Plan.

         (d) Effect of Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Term of this Agreement, this Agreement shall terminate automatically on the date of death or, in the event of Disability, on the Date of Termination. In the event of the Executive's death following the Executive's Date of Termination, but prior to the payment of the severance payments and benefits provided under paragraph 4 hereof, if any, such payments and benefits will be paid to the Executive's surviving spouse, or if the Executive has no surviving spouse, then to the Executive's estate.

         (e) Exclusivity of Severance. The severance payments and benefits provided for under this Agreement are separate and apart from and, to the extent they are actually paid, will be in lieu of any payment under any policy or plan of the Company or any of its affiliates regarding severance payments generally.

5. Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Agreement, the amount of any payment provided for under this Agreement will not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

6. Stock Options. The benefits provided under paragraph 4 above are intended to be in addition to the value of any options to acquire common stock of the Company awarded under the Natco Group Inc. 2001 Stock Incentive Plan (the "Stock Plan") and any other incentive or similar plan heretofore or hereafter adopted by the Company. Notwithstanding the terms of the Stock Plan, any award agreement entered into pursuant to the Stock Plan or any other incentive plan or agreement, all outstanding stock options held by the Executive shall fully vest as of the date of the Change in Control and become immediately exercisable in accordance with their terms; provided, however, that if the Company terminates the Executive's employment other than for Cause or the Executive terminates employment with the Company for Good Reason

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during the Effective Period, then such stock options shall be exercisable for the longer period of (a) three months after the Executive's Date of Termination or (b) eighteen months after the effective date of the Change in Control, unless the term of the stock options expires before the end of such longer period, in which case the stock option shall be exercisable until the expiration of its term.

7.       Limitation of Benefits.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payment shall be reduced to the extent necessary to avoid the imposition of the Excise Tax. The Executive may select the Payments to be limited or reduced.

         (b) All determinations required to be made under this Section 7, including whether an Excise Tax would otherwise be imposed and the assumptions to be utilized in arriving at such determination, shall be made by Independent Tax Counsel which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company. For purposes of this paragraph, "Independent Tax Counsel" will mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation, who will be selected by the Company and will be reasonably acceptable to the Executive, and whose fees and disbursements will be paid by the Company. Any determination by the Independent Tax Counsel shall be binding upon the Company and the Executive. If, as a result of any uncertainty in the application of Section 4999 of the Code at the time the initial determination is made by the Independent Tax Counsel hereunder, Payments hereunder have been unnecessarily limited by this Section 7 ("Underpayment"), consistent with the calculations required to be made hereunder, then the Independent Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be properly paid by the Company to or for the benefit of the Executive. If, however, Payments hereunder have not been sufficiently limited by this Section 7, consistent with the calculations required to be made hereunder, to prevent the imposition of an Excise Tax upon the Executive (the "Overpayment"), then the Executive shall notify the Company in writing within fifteen (15) days of any claim by the Internal Revenue Service, that, if successful, would require the payment by the Executive of any Excise Tax, and the Independent Tax Counsel shall determine the amount of Overpayment that has occurred and any such Overpayment shall be properly refunded by the Executive by or for the benefit of the Company so as to properly prevent the imposition of the Excise Tax.

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8.       Noncompete.

         (a) In view of the unique and valuable services it is expected the Executive will render to the Company, Executive's knowledge of the customers, trade secrets, and other proprietary information relating to the business of the Company and its customers and suppliers and similar knowledge regarding the Company it is expected that the Executive will obtain, and in consideration of the compensation to be received under this Section 8, Executive agrees that in the event his employment with the Company is terminated by the Company without Cause hereof or by the Executive for Good Reason during the Effective Period, he will not, directly or indirectly, for a period beginning on the Date of Termination and ending on the first anniversary of such Date of
         Termination:

                  (i) serve as an officer, director, employee, principal, partner, agent, independent contractor or consultant of or for, or otherwise have a financial interest in, any Prohibited Business (as defined below) which sells or offers to sell products or services in competition with the Company or any of its subsidiaries or affiliates in the Geographic Territory (as defined below); provided that this covenant will not prevent Executive from purchasing or owning not more than one percent (1%) of any class of securities of any corporation, whether or not such corporation is a Prohibited Business;

                  (ii) sell or offer to sell to any Person in the Geographic Territory any goods or services of any type then sold or offered by the Company or any of its subsidiaries or affiliates;

                  (iii) otherwise intentionally interfere with or cause a reduction or termination of the business between the Company or any of its subsidiaries or affiliates and any customer or prospective customer of the Company or any of its subsidiaries or affiliates;

                  (iv) hire or attempt to hire any person employed or engaged by the Company or any of its subsidiaries or affiliates or encourage or solicit any such person to terminate his or her employment or engagement with the Company or such subsidiary or affiliate of the Company;

                  (v) intentionally interfere with or cause a reduction or termination of the business relationship between the Company or any of its subsidiaries or affiliates and any business which supplies or supplied goods or services to the Company or its subsidiaries or affiliates; or

                  (vi) make any public statement which is either intended to be or reasonably likely to be injurious or detrimental to the Company or any of its subsidiaries or affiliates or which is derogatory to any current or former director, officer or employee of the Company or any of its subsidiaries or affiliates.

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         (b)      The Executive acknowledges and agrees that, given the nature of the businesses in which the Company and its subsidiaries and affiliates are engaged and given his past service as Senior Vice President and Chief Financial Officer of the Company, the restrictive covenants contained above are reasonable in the sense that they are no greater than is necessary to protect the legitimate interests of the Company and not unduly harsh and oppressive in curtailing the Executive's legitimate efforts to earn a livelihood. The parties therefore intend that these restrictive covenants be enforced to the fullest extent permitted by applicable law. Each of these restrictive covenants is a separate and independent contractual provision.

         (c) For purpose of this Agreement, "Prohibited Business" means any Person that is in competition with the Company or any of its subsidiaries or affiliates in the oil and gas process equipment business; and "Geographic Territory" means the United States of America.

         (d) In consideration of the restrictive covenants set forth in this Section 8, the Company shall pay in a lump sum to the Executive, on or within thirty (30) days after the Executive's Date of Termination, cash in an amount equal to the Executive's annual base salary in effect on the Date of Termination.

9. Confidential Information; Non-Solicitation. For the Term of this Agreement, and for the period of time during which the Executive receives benefits pursuant to paragraph 4(a)(v) hereof, the Executive covenants and agrees to hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret, proprietary or confidential material, knowledge, data or any other information relating to the Company or any of its affiliated companies and their respective businesses ("Confidential Information"), which has been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and that has not been, is not now and hereafter does not become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), and will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; the Executive further agrees to return to the Company any and all records and documents (and all copies thereof) and all other property belonging to the Company or relating to the Company, its affiliates or their businesses, upon termination of Executive's employment with the Company and its affiliates.

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10.      Rights and Remedies Upon Breach.

         (a) The Executive hereby acknowledges and agrees that the provisions contained in paragraphs 8 and 9 of this Agreement (the "Restrictive Covenants"), are reasonable and valid in duration and in all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect without regard to the invalid portions. If any restriction contained in paragraphs 8 or 9 hereof is deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such termination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

         (b) If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company will have the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                  (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                  (ii) Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

                  (iii) Cessation of Severance Benefits. The right and remedy to cease any further severance, benefit or other compensation payments under this Agreement to the Executive or the Executive's beneficiary from and after the commencement of such breach by the Executive.

11. Arbitration. The Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company's employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the city of Houston, Texas (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if

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either requests, shall be borne equally by the parties. If Executive prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Executive's reasonable attorneys fees) shall be borne by the Company. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court's determination of the injunction issue, the case shall continue in arbitration as provided herein.

12. Notices. Any notice provided for in this Agreement will be given in writing and will be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, on the date of actual receipt thereof. Notices will be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other in accordance with the provisions of this paragraph:

If to the Company:

         Natco Group Inc.
         Brookhollow Central III
         2950 North Loop West, Suite 750
         Houston, Texas  77092
         Attention:  General Counsel

         If to the Executive:
         Richard W. FitzGerald
         5411 Mountain View Creek Court
         Spring, TX 77379

13. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, and any and all prior employment or severance agreements and related amendments entered into between the Company and the Executive.

14. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege

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hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Texas (without giving effect to the choice of law provisions thereof), where the employment of the Executive will be deemed, in part, to be performed, and enforcement of this Agreement or any action taken or held with respect to this Agreement will be taken in the courts of appropriate jurisdiction in Houston, Texas.

16. Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of the Company.

17. Binding Agreement. This Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.

19. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

20. Authorization. The Company represents and warrants that the Board of Directors of the Company has authorized the execution of this Agreement.

21. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

22. Tax Withholding. The Company will have the right to deduct from all benefits and/or payments made under this Agreement to the Executive any and all taxes required by law to be paid or withheld with respect to such benefits or payments.

23. No Contract of Employment. Nothing contained in this Agreement will be construed as a contract of employment between the Company or any of its affiliates and the Executive, as a right of the Executive to be continued in the employment of the Company or any of its affiliates, or as a limitation of the right of the Company or any of its affiliates to discharge the Executive with or without cause.

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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY

NATCO GROUP INC.                                   THE EXECUTIVE

By       /s/ NATHANIEL A. GREGORY                  /s/ RICHARD W. FITZGERALD
         ----------------------------              -----------------------------
Title:   Chief Executive Officer                   Richard W. Fitzgerald


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